FIRST LEASE MODIFICATION AND EXTENSION AGREEMENT

FIRST LEASE MODIFICATION AND EXTENSION AGREEMENT (this "Agreement") dated as of the 19 day of November, 2014 ("Effective Date") between SLG Graybar Mesne Lease LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (hereinafter referred to as "Landlord") and Fusion Telecommunications International, Inc., having an office at 420 Lexington Avenue, New York, New York 10170 (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Landlord's predecessor in interest, SLG Graybar Sublease LLC, as landlord, and Tenant, as tenant, entered into that certain agreement of lease (the "Lease") dated as of November 1, 2005 covering a certain space located on the seventeenth (17th) floor designated as Room 1718-22, as more particularly described therein (the "Premises") in the building known as and located at 420 Lexington Avenue, New York, New York (the "Building"), under the terms and conditions contained therein, for a term scheduled to expire on October 31, 2015 (the "Expiration Date"); and

WHEREAS, Tenant wishes to extend the term of the Lease for the Premises, as modified by this Agreement, for an additional term of five (5) years (the "Extended Term") to commence as of November 1, 2015 (the "Extended Term Commencement Date") and to expire on October 31, 2020 (the "Extended Term Expiration Date"); and

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord has agreed to permit Tenant to extend the term of the Lease for the period of the Extended Term; and

WHEREAS, Tenant and Landlord wish to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term.

As of the Extended Term Commencement Date the term of the Lease shall be extended under the same terms, covenants and conditions contained in the Lease, except to the extent specifically modified by this Agreement, for the period of the Extended Term so that the term of the Lease shall expire on the Extended Term Expiration Date or on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law.

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2. Condition of Premises.

2.01 The parties acknowledge that Tenant is currently in occupancy of the Premises, has inspected the same and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Premises at the Extended Term Commencement Date in its then "as is" broom clean condition. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Premises in order to make it suitable and ready for continued occupancy and use by Tenant.

3. Fixed Annual Rent and Escalations for the Premises.

a) Tenant shall pay Fixed Annual Rent (excluding electricity charges) for the Premises from the Extended Term Commencement Date through the Extended Term Expiration Date at the following rates:

(i) Six Hundred Twenty Seven Thousand Six Hundred Forty and 00/100 ($627,640.00) Dollars per annum ($52,303.33 per month) for the period from November 1, 2015 through October 31, 2016;

(ii) Six Hundred Forty Six Thousand Four Hundred Sixty Nine and 20/100 ($646,469.20) Dollars per annum ($53,872.43 per month) for the period from November 1, 2016 through October 31, 2017;

(iii) Six Hundred Sixty Five Thousand Eight Hundred Sixty Three and 27/100 ($665,863.27) Dollars per annum ($55,488.61 per month) for the period from November 1, 2017 through October 31, 2018;

(iv) Six Hundred Eighty Five Thousand Eight Hundred Thirty Nine and 16/100 ($685,839.16) Dollars per annum ($57,153.26 per month) for the period from November 1, 2018 through October 31, 2019; and

(v) Seven Hundred Six Thousand Four Hundred Fourteen and 33/100 ($706,414.33) Dollars per annum ($58,867.86 per month) for the period from November 1, 2019 through October 31, 2020.

b) In addition to the payment of Fixed Annual Rent as hereinabove provided, Tenant shall continue to pay Additional Rent and other charges for the Premises as originally provided for in the Lease provided, however, that as of the Extended Term Commencement Date: (i) for purposes of Section 32.01(a) of the Lease,

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the phrase "8,897 square feet" shall be deemed to be and is hereby deleted and the phrase "9,656 square feet" shall be substituted in its place and stead, (ii) for purposes of Article 32.01(b)(i) of the Lease, the term "Tenant's Share" shall mean 0.868%, (iii) the phrase "Base Tax Year" as such term is defined in Section 32.01(b)(iii) of the Lease, shall mean the average of the Real Estate Taxes payable for (x) New York City real estate tax year commencing on July 1, 2013 and ending on June 30, 2014, and (y) the New York City real estate tax year commencing on July 1, 2014 and ending on June 30, 2015, and (iv) for purposes of Article 32.01(b)(iv) of the Lease, the term "Comparative Year" shall mean the twelve (12) month period beginning on July 1, 2014 and ending on June 30, 2015, and each subsequent period of twelve (12) months thereafter.

4. Electricity.

Tenant acknowledges and agrees that electric service shall continue to be supplied to the Premises as of the Extended Term Commencement Date on a "rent inclusion basis" in accordance with the provisions of Article 41 of the Lease, provided, however, that the phrase "8,897 square feet" in Section 41.03 of the Lease, shall be and is hereby deleted and the phrase "9,656 square feet" shall be substituted in its place and stead.

5. Miscellaneous Lease Modifications.

As of the Effective Date, the Lease shall be modified as follows:

5.01 Article 13 of the Lease ("Subordination and Estoppel, Etc.") shall be deemed to be and is hereby deleted in its entirety, and the following new Article 13 shall be substituted in its place and stead:

"ARTICLE 13 - SUBORDINATION AND ESTOPPEL, ETC.

13.01 This Lease, and all rights of Tenant hereunder, are, and shall continue to be, subject and subordinate in all respects to:

(1) all ground leases, overriding leases and underlying leases of the land and/or the building now or hereafter existing and to all matters to which such leases are or shall be subordinate including, without limitation, all present and future ground leases, underlying leases and all subleases of the entire premises demised by that certain ground lease dated December 30, 1957 and recorded in the office of the Register of the City of New York in the County of New York on December 31, 1957, in Liber 5024 of Conveyances, Page 430 of which the premises hereby demised form a part;

(2) all mortgages that may now or hereafter affect the land, the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings;

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(3) each and every advance made or hereafter to be made under such mortgages;

(4) all renewals, modifications, replacements and extensions of such leases and such mortgages; and

(5) all spreaders and consolidations of such mortgages.

13.02 The provisions of Section 13.01 of this Article shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver any instrument that Landlord, the lessor of any such lease, the holder of any mortgage or any of its successors in interest shall reasonably request to evidence such subordination and, in the event that Tenant shall fail to execute and deliver any such instrument within ten (10) days after request therefor, Tenant shall irrevocably constitute and appoint Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article 13 are herein sometimes called "superior leases", the mortgages to which this Lease is, at the time referred to, subject and subordinate are herein sometimes called "superior mortgages", the lessor of a superior lease or its successor in interest at the time referred to is sometimes herein called a "lessor" and the mortgagee under a superior mortgage or its successor in interest at the time referred to is sometimes herein called a "mortgagee".

13.03 In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until:

(i) it has given written notice of such act or omission to the mortgagee of each superior mortgage and the lessor of such superior lease whose name and address shall previously have been furnished to Tenant; and

(ii) a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such mortgagee or lessor shall have obtained possession of the Premises and become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy). Nothing contained herein shall obligate such lessor or mortgagee to remedy such act or omission.

13.04 In the event of termination, re-entry or dispossession by a lessor under a superior lease or the mortgagee of a superior mortgage (hereinafter sometimes called a "successor landlord"), such successor landlord may at its option: (1) take over all

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of the right, title and interest of Landlord under this Lease, and such Tenant shall, at such successor landlord's option, attorn to successor landlord pursuant to the then executory provisions of this Lease, (2) require Tenant to enter into a new lease pursuant to the then executory provisions of this Lease with such successor landlord or such successor landlord's designee, or (3) terminate this Lease or allow this Lease to remain terminated to the extent it has terminated by operation of law or otherwise; except that in the case of such successor landlord proceeding under clauses (1) or (2), such successor landlord shall not (A) be liable for any previous act or omission of Landlord, it being understood that the foregoing is not intended to relieve such successor landlord of any liability arising by reason of its acts or omissions from and after the date it succeeds to the interest of the Landlord, including a continuation of the failure of the prior landlord to perform obligations under this Lease in which case such successor landlord upon receipt of notice of such continuation from Tenant shall have a reasonable period of time to remedy same, (B) be subject to any offset or defenses that Tenant might have against Landlord, other than abatements expressly provided for in this Lease which are customary in comparable leases in comparable buildings in the applicable submarket in midtown Manhattan, which theretofore accrued to Tenant against Landlord, (C) be bound by any previous amendment, modification of or supplement to this Lease (other than those previously consented to or approved by such successor landlord in writing or an amendment, modification, or supplement, the provisions of which could have been entered into and included in the original Lease in the first instance without such successor landlord's consent), (D) be bound by any previous prepayment of more than one month's rent, (other than semi-annual prepayments of taxes or customary prepayments in respect of estimated operating expenses), unless actually received by successor landlord, or, in the case of any prepayments on account of insurance premiums or taxes, unless shall actually have been applied toward the payment of insurance premiums or taxes, (E) be obligated to return or otherwise account for any security theretofore deposited, except to the extent that such security shall actually have been turned over to such successor landlord (or such designee), (F) be bound by any covenant of Landlord (i) to undertake, complete and/or pay for any alterations of the Premises to make same ready for such Tenant's occupancy (as opposed to the ongoing obligations of the Landlord with respect to maintenance, repairs and compliance with law) or (ii) to undertake, complete and/or pay for any restoration, replacement or rebuilding of the space demised to Tenant or any other portion of the Premises that may be required, due to any damage or destruction that shall have occurred prior to or after such termination, except to the extent that insurance proceeds and/or any condemnation award received by such successor landlord (or such designee) shall be sufficient to pay the cost of such restoration, replacement or rebuilding, provided that in such event Tenant shall retain any termination rights it may have hereunder in the event of successor landlord's failure to restore, replace or rebuild such space or any other portion of the Premises.

13.05 If, in connection with obtaining financing or refinancing for the Building, a banking, insurance, or other lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not materially increase the obligation, or materially decrease the rights, of Tenant hereunder.

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In no event shall a requested modification of this Lease requiring Tenant to do the following be deemed to materially adversely affect the leasehold interest hereby created:

(i) give notice of any default by Landlord under this Lease to such lender and/or permit the curing of such defaults by such lender; and

(ii) obtain such lender's consent for any modification of this Lease.

13.06 Tenant agrees that if this Lease terminates, expires or is canceled for any reason or by any means whatsoever by reason of a default under a ground lease or mortgage, and the ground lessor or mortgagee so elects by written notice to Tenant, this Lease shall automatically be reinstated for the balance of the term which would have remained but for such termination, expiration or cancellation, at the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same rental, and upon the same agreements, covenants, conditions, restrictions and provisions herein contained, with the same force and effect as if no such termination, expiration or cancellation had taken place. Tenant covenants to execute and deliver any instrument required to confirm the validity of the foregoing.

13.07 From time to time, Tenant, on at least ten (10) days' prior written request by Landlord, shall deliver to Landlord a statement in writing certifying as of the date of the certificate that (1) this Lease is unmodified and in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications), (2) the dates to which the Rent and other charges have been paid in advance, (3) whether or not, to the actual knowledge of Tenant as of such date, Lessee is in default in the performance of any covenant, agreement or condition contained in this Lease, and to Tenant's actual knowledge, that no facts or circumstance exist that, with the passage of time or the giving of notice or both, would constitute a default hereunder (and, if so, specifying each such default of which Tenant has actual knowledge), (4) the Commencement Date, Expiration Date and Rent Commencement Date (if applicable), and (5) that, as of such date, Tenant is not, to Tenant's actual knowledge, entitled to any defenses, offsets, claims, counterclaims or rights or recoupment against its obligations hereunder. Tenant hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, acknowledge and deliver any such statements or certificates for and on behalf of Tenant in the event that Tenant fails to so execute any such statement or certificate."

5.02 Article 4 of the Lease ("Assignment/Subletting") shall be deemed to be and is hereby modified as follows:

(i) The phrase "by others, without the prior written consent of Landlord in each instance" located in the first sentence of Section 4.01 shall be deleted therefrom and the phrase "by (i) others without the prior written consent of Landlord in each instance or (ii) a Prohibited Person (as such term is

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hereinafter defined)" which consent shall be granted or withheld in accordance with the provisions of this Article 4, shall be substituted in its place and stead; and

(ii) Section 4.07 of the Lease shall be deemed to be and is hereby modified by deleting Subsection (x) thereof and replacing it with the following new Subsection (x) as follows:

"(x) The proposed assignee or sublessee shall not be (i) any Person on, or, under the relevant statute and/or regulations governing any such list, deemed to be on, the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or on any comparable list hereafter maintained by said Office or successor thereto, or by an other office or agency of the government of the United States or any similarly designated Persons under any federal statute which is a successor to or similar to or of similar import as the statutes currently providing for such designations or maintenance of lists of such designated Persons, or (ii) a Person entitled to diplomatic or sovereign immunity or which is not subject to service of process in the State of New York or to the jurisdiction of the courts of the State of New York and the United States located in New York County (any Person described in (i) and/or (ii) hereinafter referred to as a "Prohibited Person"). A "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing."

5.03 Article 12 of the Lease ("End of Term") shall be deemed to be and is hereby modified by deleting the penultimate sentence of said Article and substituting in its place and stead the following sentence:

"At any time during the Term of this Lease, Landlord may exhibit the Premises to prospective purchasers and/or superior lessors and mortgagees (as such terms are hereinafter defined in Section 13.02)."

5.04 Article 45.01 of the Lease ("Right to Relocate") shall be deemed to be and is hereby modified as follows:

(i) The phrase "subsequent to the first (1st) anniversary of the Commencement Date and prior to the ninth (9th) anniversary of the Commencement Date" located in the first (1st) sentence of Article 45.01 of the Lease shall be deleted therefrom.

5.05 Section 3.02 of the Lease shall be deemed to be and is hereby deleted in its entirety.

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5.05 Article 49 of the Lease shall be deemed to be and is hereby deleted in its entirety.

6. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

7. Entire Agreement.

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to the Premises except as specifically set forth in this Agreement. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Landlord shall not be liable or bound in any manner by any oral or written statement, broker's "set-up"," representation, agreement or information pertaining to the Premises or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

8. Effectiveness.

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

9. Ratification.

Tenant acknowledges and agrees that the Lease has not been modified and remains in full force and effect, Landlord has not waived any requirement of the Lease, Landlord is not in breach of the Lease and Tenant has no claim for any failure of Landlord to perform its obligations under the Lease.

10. No Brokers/Indemnification.

Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than SL Green Leasing LLC (the "Broker"), and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation,

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commissions or charges claimed by any broker or agent with respect to this Agreement or the negotiation thereof.

11. Miscellaneous.

(a) The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(c) Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

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(d) If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

SLG GRAYBAR MESNE LEASE LLC, Landlord

By: [signature]
Name: Steven M. Durels
Title: Executive Vice President, Director of Leasing and Real Property

Witness: [signature]
Name: Monica Perez
Title: Admin. asst.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC., Tenant

By: [signature]
Name: Gordon Hutchins, Jr.
Title: President and Chief Operating Officer

Witness: [signature]
Name: James Prenetta, Jr.
Title: EVP and General Counsel, Fusion

S:\Legal Leasing\420 bldg\Fusion Telecommunications International - 2\Form Renewal-Extension Agmt .doc3.doc